Moody National REIT II, Inc 8-K

Exhibit 99.1

Transcript of Video Message from Brett C. Moody:

Following the end of 2024, I wanted to provide a brief update to Moody National REIT II shareholders, financial advisors and broker dealers regarding the hotel industry as a whole, Moody National REIT II’s performance, and current steps being taken.

With respect to the hotel industry, CoStar reported that the U.S. hotel industry results through November 2024 were uninspiring as the total number of rooms sold was still below the 2019 peak despite healthy GDP growth. More specifically, Revenue Per Available Room, or RevPAR, grew only by 1.6% through November, all coming by way of ADR (Average Daily Rate) growth. The 2025 RevPAR growth is expected to be 1.8%.

The natural next question is “why”? Price Waterhouse Coopers and Urban Land Institute’s recent Emerging Trends in Real Estate report answers this question in noting that the hotel sector is experiencing a notable bifurcation, with higher-priced hotels significantly outperforming lower-priced hotels. Consumers with higher incomes have benefited from substantial wealth creation, giving them more spending power and greater willingness to travel. Conversely, lower income demographic groups have felt the inflationary pressures that have led to higher costs for essential items such as housing and food. Through November 2024, the luxury hotel segment experienced RevPAR growth of 1.4 percent, while the economy hotel segment experienced a 12-month RevPAR decline of 2.3 percent.

To elaborate further, U.S. hotel operators target three demand sources: leisure travelers, group and conventions, and transient business travelers. For luxury and upper upscale hotels, leisure travelers have supported healthy ADR increases of around 20% since 2019. However, markets that performed very well over the last few years by attracting leisure consumers, such as Tampa and Nashville, now report slower growth or declines in RevPAR. The deceleration is partially a function of new supply, as the demand increases over the last decade have not gone unnoticed by developers. In addition, some travelers went abroad or took cruises rather than spending their leisure dollars at home.

Lastly, hotel operators have reported that mid-week corporate transient demand remains weak and is the missing piece for the total demand recovery. As workers arrange their travels around a hybrid schedule, trips will likely become compressed into a shorter travel week likely hurting business-oriented hotels, which is the core of the Moody National REIT II’s portfolio. With respect to Moody National REIT II’s Year-to-Date performance and referring to the figures reported in Moody National REIT II’s most recent Form 10-Q, for the period ended September 30, 2024, , Hotel revenue through the first nine months of 2024 was $61.6 million, which is a 2% decrease from the same period in 2023. Similarly, RevPAR was $99.18, representing a year-over-year decrease of 2.4%. For ease of reference and comparison, the Moody National REIT II portfolio achieved a $108.29 RevPAR during the same period in 2019. The full year 2024 performance will be included in Moody National REIT II’s Annual Report on Form 10-K for 2024, which will be filed by March 30, 2025.

I know everyone is tired of hearing about impacts of COVID-19, but this hotel portfolio, as many hotels experienced, continues to deal with its effects. Looking back, Moody National REIT II’s Revenue went from $85 million in 2019 to $39.4 million in 2020, resulting in negative Net Operating Income. Portfolio revenue then grew to $56.7 million in 2021, $77.3 Million in 2022, and then $82 million in 2023. All the while, labor, insurance, and other expenses have increased. As we disclosed and I have shared in these videos, not one REIT asset was able to pay full mortgage payments during the pandemic. As a result, the asset management teams worked with Lenders to achieve a variety of loan modifications. In trying to keep the properties afloat, save investor equity, and in anticipation that the markets would come back following COVID-19, the Board of Directors approved Moody Capital, an affiliate of Moody National REIT II, to make a series of advances to meet specific cash flow needs totaling $50,000,000 since that time.

An additional challenge to the bottom line is the current capital markets, as approximately 70% of the Moody National REIT II assets were purchased in 2014 and 2015 and therefore, their property loans were scheduled to mature in 2024 and 2025. The capital markets are very different now than what they were in 2014 and 2015. Specifically, the initial interest rates on these loans range from approximately 4.3 to 6%. Over the last few years, the market rates for similar loans have ranged from 7.5% to greater than 10%. Specifically, the Hyatt Place Germantown’s original interest rate was 4.3% and was refinanced in June 2023 at 7.25%, and even that rate is better than we would be able to get today on the same asset. The current markets are even more challenging. As a specific example of the current debt environment, the Hampton Inn Austin and Hyatt Place North Charleston were refinanced at Prime + 150, which equated to 9.00% in January 2025. These loans had 5.1925% and 5.426% rates prior to these refinances. The current lender Residence Inn Grapevine, which loan matured in 2024, temporarily forbore the loan while we worked to sell the hotel. The lenders for the Courtyard Lyndhurst and Residence Inn Medical Center provided temporary loan extensions. The Hilton Garden Inn Austin loan matured in December 2024 and we are in ongoing discussions with the lender and the board and will consider all options available.

As the Moody National REIT II Board of Directors considers the REIT’s debts, current loan maturities and overall outlook of the REIT, it is preemptively evaluating the appropriate paths and has continued to pursue every option available for the REIT assets – including enduring a robust marketing process to sell assets with maturing loans to potential buyers.

In November 2024, Moody National REIT II entered into a Purchase and Sale Agreement to sell the Nashville Embassy Suites hotel property to an unaffiliated purchaser for an aggregate purchase price of $57,500,000, excluding closing costs and related expenses. The closing of the sale of the Nashville Embassy Suites will occur, subject to the satisfaction of all closing conditions, on or before April 11, 2025, or such later date as is mutually agreed to by Moody National REIT II and the purchaser.

In November 2024, Moody National REIT II entered into a Purchase and Sale Agreement to sell the Marriott Courtyard Lyndhurst to an unaffiliated purchaser for an aggregate purchase price of $21.3 million, excluding closing costs and related expenses.

In December 2024, Moody National REIT II entered into a Purchase and Sale Agreement for the sale of the Residence Inn Grapevine for $22,500,000 and the Residence Inn Austin for $20,500,000, each to an unaffiliated purchaser. The current lender for the mortgage loan on the Residence Inn Grapevine property, which matured in April 2024, has agreed to temporarily forbear on any of their remedies.

Additionally, in July 2024, Moody National REIT II entered into a Purchase and Sale Agreement for the sale of the Townplace Suites Fort Worth hotel property to an unaffiliated purchaser for an aggregate purchase price of $9,100,000, excluding closing costs and related expenses. This property’s loan was scheduled to mature in September 2024, and the closing of this sale was completed in December 2024.

Each of the transactions described above is subject to the satisfaction or waiver, as applicable, of customary closing conditions. There is no guarantee that the closing of any of such transactions will occur on the terms described herein or at all.

Each of these property sale transactions, if and when completed, will allow Moody National REIT II to cover additional operating expenses, both for assets and the REIT itself, and pay down existing debt.

As we start a new year, we will continue to aggressively pursue all options for Moody National REIT II regarding loan maturities, including refinancing or asset sales to retire existing debt. As always, if you have any questions please call or email us. We will continue to keep you updated throughout the year.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES